Exhibit 10.3

Description of Compensation of Non-Employee Directors

The description below contains only certain information regarding the compensation of the non-employee directors of Sunterra Corporation. Additional information can be found in our proxy statements, reports, and other exhibits filed by us with the Securities and Exchange Commission.

Effective with the first quarter of fiscal 2005, each non-employee director of Sunterra Corporation is entitled to an annual retention fee of $30,000 in addition to a fee of $1,250 per in person meeting of the board of directors, a fee of $1,250 for the annual meeting and a fee of $750 per telephonic meeting of the board of directors. An additional annual fee of $4,000 is paid to non-employee directors for each committee membership, a fee of $500 per meeting of the committee and an additional $5,000 for serving as the chairman of any committee (except for the audit committee chairman who receives $10,000). The non-executive chairman is also entitled to an annual fee of $15,000. Each non-employee director is also entitled to an annual grant of stock-based compensation equivalent to $40,000 to be issued in advance on the first day of the fiscal year.

A director who is also an employee of Sunterra Corporation does not receive additional compensation for service as a director.

Sunterra Corporation pays for or reimburses its directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings, and for other reasonable expenses related to board service such as continuing education.